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                    September 1, 2021

       Thomas Cooke
       President and Chief Executive Officer
       Saratoga Resources, Inc.
       1304 Alta Vista
       Austin, TX 78704

                                                        Re: Saratoga Resources,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed July 21, 2021
                                                            File No. 000-27563

       Dear Mr. Cooke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Michael W. Sanders